Exhibit 10.57

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on August 16, 2005 by and between Caremark Rx, Inc., a Delaware corporation (“Employer”), and William R. Spalding (“Officer”).

Recitals

WHEREAS, Employer wishes to retain the services of Officer, and Officer wishes to serve Employer in the capacity of Executive Vice President/Strategic Development; and

WHEREAS, Employer and Officer have agreed to set forth the terms and conditions of Officer’s employment with Employer in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1. Term. Employer agrees to employ Officer as of June 1, 2005, and Officer agrees to serve Employer, on an “at will” basis for such period (such period being the “Term”) as Employer desires to employ Officer and Officer agrees to serve Employer. Without limiting the generality of the foregoing sentence, Employer shall have the right to terminate Officer at any time for any reason or no reason without any obligation to Officer other than for Base Salary (as hereinafter defined) earned but unpaid through the date of such termination and for the obligations of Employer pursuant to Section 5 of this Agreement.

2. Employment of Officer.

(a) Position. Employer and Officer agree that, subject to the provisions of this Agreement, Officer will serve as Executive Vice President/Strategic Development.

(b) Duties. Officer will have general responsibility to assist the Employer’s Chief Executive Officer in the ongoing development of Employer’s strategic business plan and to direct merger, acquisition, and divestiture activities for Employer and its subsidiaries, affiliates (including entities Employer may acquire) as well as such other duties Employer’s Chief Executive Officer or his designee may assign. Officer shall devote substantially all of his time and energies during business hours, faithfully and to the best of his ability, to the supervision and conduct of the business and affairs of such duties.

3. Compensation.

(a) Salary. Employer shall pay Officer a base salary in the amount of $700,000.00 per year (pro-rated for any partial year during the Term) (the “Base Salary”) payable in equal bi-weekly installments, less state and federal tax and other legally required or authorized withholdings. The Base Salary shall be subject to review and adjustment from time to time at the discretion of Employer’s Chief Executive Officer or his designee.

(b) Incentive Compensation. During the Term, Officer shall be eligible to receive from Employer incentive compensation in an amount equal to 100% of Base Salary (which will not be pro-rated for the 2005 Plan year), less state and federal tax and other legally required or authorized withholdings. The incentive compensation contemplated by this Section 3(b) shall be payable to Officer and subject to review and adjustment at the discretion of the Chief Executive Officer of Employer or his designee.

(c) Signing Bonus. Employer shall pay Officer a one time signing bonus of $500,000, less appropriate payroll tax withholdings following commencement of employment. Officer agrees he will be required to repay the signing bonus on a prorated basis if he leaves his employment before May 31, 2008. Further, Officer specifically authorizes Employer to deduct any amount owed from his final paycheck(s).

4. Employment Benefits.

(a) Fringe Benefits. In addition to the compensation and other remuneration provided for in this Agreement, Officer shall be entitled, during the Term, to such other benefits of employment with Employer as are now or may after the date of this Agreement be offered pursuant to Employer’s standard benefits plans.

(b) Executive Benefits. Officer shall receive the benefits set forth in Employer’s Executive Flexible Benefit Plan at the tier 1 level that is now in effect or may after the date of this Agreement be offered to Employer’s executives who have comparable levels of responsibility as Officer.

(c) Expenses. During the Term, Employer shall reimburse Officer promptly for all reasonable travel, entertainment, parking, business meeting and similar expenditures in pursuit and furtherance of Employer’s business upon receipt of reasonable supporting documentation as required by Employer’s policies applicable to its officers generally.

(d) Stock Equity Award. Officer shall receive an initial stock equity award of 500,000 stock options priced at close of market on the grant date, which shall be June 1, 2005. Officer shall be eligible for additional equity awards from time to time commensurate with his level of responsibility at the discretion of the Chief Executive Officer and Board of Directors.

(e) Stock Trading Policy. Officer acknowledges that he will be subject to the trading restrictions applicable to “Designated Individuals” under Employer’s Stock Trading Policy.

(f) Retirement Benefit. Officer shall be eligible for a retirement benefit to compensate him for the retirement program he has left at his previous employer.

(g) Relocation Expenses. Officer shall receive the reimbursements and benefits set forth in Employer’s Relocation Policy for Senior Vice Presidents and above currently employed, including, but not limited to, Employer’s purchase of Officer’s current residence in the greater Atlanta, Georgia area.

5. Termination Benefits. Employer shall provide to Officer the applicable termination benefits and/or payments set forth below.

(a) Termination by Resignation, Disability or Death. This Agreement shall terminate upon Officer’s voluntary resignation, disability or death, and Officer shall be entitled to only Base Salary payable through the date of termination and those benefits and payments he is entitled to receive under Employer’s applicable controlling benefit plans and policies. Officer shall not be entitled to any severance or like payments.

(b) Termination for Cause. If Employer terminates Officer’s employment for Cause, then Officer shall be entitled to only Base Salary payable through the date of termination and those benefits and payments he is entitled to receive under the applicable controlling benefit plans and policies. Officer shall not be entitled to any severance or like payments. The term “Cause” shall mean Officer (i) breaches Section 6 of this Agreement or any other material term of this Agreement; (ii) is convicted by a court of competent jurisdiction of a felony; (iii) refuses, fails or neglects to perform his duties under this Agreement in a manner that is materially detrimental to the business or reputation of Employer; (iv) engages in illegal, unethical or other wrongful conduct that is materially detrimental to the business or reputation of Employer; or (v) develops or pursues interests materially adverse to Employer; provided, however, that in the case of clauses (i), (iii), or (v), no such termination shall be effective unless (A) Employer shall have given Officer 30 days prior written notice of and opportunity to cure any conduct or deficiency in Officer’s performance that Employer believes justifies Officer’s termination under this Section 5(b); and (B) Officer shall not have cured such non-compliant conduct or performance during such notice period. Employer shall not be obligated to satisfy the foregoing requirement of 30 days notice and opportunity to cure in the case of termination under clauses (i), (iii) or (v) above if the Employer reasonably determines that such non-compliant conduct or performance cannot be satisfactorily cured.

(c) Termination without Cause. If Employer terminates this Agreement without Cause, it shall provide Officer with the following termination benefits: (i) 30 days prior written notice of Employer’s intention to terminate this Agreement without Cause; (ii) a lump sum payment equal to one (1) year of Officer’s Base Salary then in effect; (iii) a lump sum payment equal to any portion of any bonus accrued for Officer on Employer’s books through the date of termination; (iv) continued coverage under Employer’s standard and executive benefit plans for one (1) year in accordance with the terms of the applicable plans; provided, if the terms of the applicable plan do not permit continued coverage, then Employer shall pay to Officer the value of the applicable benefits in lump sum upon termination of employment; and (v) the applicable stock option plan shall control the treatment of Officer’s unexercised stock options, if any. As a condition precedent to receiving the payments and benefits described in this Section 5(c), Officer shall be required to execute a full release of all claims for the benefit of Employer in a form Employer shall provide. Upon execution of this release, Employer shall provide the payments and benefits described in this Section 5(c) within 10 business days.

(d)	Termination Following a Change in Control.

(i)	Definitions. For purposes of this Agreement, the term “Change in Control” shall have the same definition of “Change in Control” contained in the Caremark Rx, Inc. 2004 Incentive Stock Plan, as amended from time to time. The term “Successor Employer” shall refer to the surviving corporation or entity following a Change in Control of Employer.

(ii)	Change in Control. During the first 6 months following a Change in Control, Officer may provide Successor Employer with a written request that Successor Employer acknowledge and confirm in writing that it has assumed all of Employer’s obligations under this Agreement. If Successor Employer fails to timely provide such written confirmation within 60 days of receipt of Officer’s written request, then Officer shall be deemed to be terminated by Successor Employer at the end of such 60-day period.

(iii)	By Successor Employer. Successor Employer may terminate this Agreement following a Change in Control by giving 30 days prior written notice to Officer.

(iv)	Benefits. Upon any termination of this Agreement following a Change in Control under (ii) or (iii) above, Officer shall receive the following termination benefits: (A) a lump sum payment equal to two (2) years of Officer’s current base salary; (B) a lump sum payment equal to two (2) years of Officer’s current annual incentive bonus; (C) continued coverage under Employer’s standard and executive benefit plans for two (2) years in accordance with the terms of the applicable plans; provided, if the terms of the applicable plan do not permit continued coverage, then Successor Employer shall pay to Officer the value of the applicable benefits in lump sum upon termination of employment; and (D) the applicable stock option plan shall control the treatment of Officer’s unexercised stock options, if any. As a condition precedent to receiving the payments and benefits described in this Section 5(d), Officer shall be required to execute a full release of all claims for the benefit of Successor Employer in a form Successor Employer shall provide. Upon execution of this release, Successor Employer shall provide the payments and benefits described in this Section 5(d) within 10 business days.

6.	Restrictive Covenants.

(a)	Definitions. The following terms shall have the meanings set forth below:

(i)	“Caremark Parties” means Employer and its subsidiaries and affiliates.

(ii)

“Confidential Information” means any data or information that is valuable to any of the Caremark Parties (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the pharmaceutical services industry, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs and processes; shareholder information; pricing, costs or profit factors; quality programs; strategic planning; business operations; financial condition; annual budget and long-range business plans; marketing plans and methods; contracts and bids; and personnel. The term “Confidential Information” does not include information that (A) has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the party to which such information pertains, or (B) is obtained by Officer on a non-confidential basis from a third party and which Officer is not prohibited from disclosing by a legal, contractual or fiduciary duty owed to any of the Caremark Parties.

(iii)	“Restricted Business” means the business of providing (A) pharmaceutical services (including, without limitation, prescription benefit management services, specialty distribution services and disease management services) to employers, insurance companies, unions, government employee groups, governmental entities, government program beneficiaries, managed care organizations, coalitions, other sponsors of health benefit plans, individuals and/or pharmaceutical companies, and/or (B) audit, review, advisory or other services relating to any business relationship between any third party and any Caremark Party. Notwithstanding the foregoing language, the term Restricted Business shall not preclude Officer from returning to the practice of law with a law firm, provided, Officer does not represent or advise an entity that does fall within the definition of a Restricted Business during the Restricted Period.

(iv)	“Restricted Period” means during the Term and for a period of 2 years after the end of the Term of this Agreement for purposes of Sections 6(d), (e) and (f) and for a period of 5 years after the end of the Term of this Agreement for purposes of Sections 6(b) and (c).

(v)	“Territory” means the United States and Puerto Rico, or such lesser territory in which the Caremark Parties are actually conducting business at the time of enforcement.

(vi)	“Trade Secret” means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process (including, without limitation, any process relating to customer bids or requests for proposal), financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b) Trade Secrets. Officer hereby covenants and agrees that he will hold in confidence all Trade Secrets of the Caremark Parties and will not disclose, publish or make use of any such Trade Secrets at any time after the date of this Agreement, except as is necessary to perform duties assigned him or as specifically authorized in writing by Employer’s Chief Executive Officer or his designee, for as long as the information remains a Trade Secret.

(c) Confidential Information. Officer hereby covenants and agrees that, during the Restricted Period, he will hold in confidence all Confidential Information of the Caremark Parties and will not disclose, publish or make use of any such Confidential Information at any time after the date of this Agreement, except as is necessary to perform duties assigned to him or as specifically authorized in writing by Employer’s Chief Executive Officer or his designee.

(d) Nonsolicitation of Employees. Officer hereby covenants and agrees that he will not, during the Restricted Period, either directly or indirectly, on his own behalf or on behalf of others, solicit or divert or attempt to solicit or divert for employment or other engagement to provide services, any person who, as of the date of this Agreement or at any time during the Term, is or was employed by or otherwise engaged to provide services for any of the Caremark Parties.

(e) Nonsolicitation of Customers and Suppliers. Officer hereby covenants and agrees that he will not, within the Territory and during the Restricted Period, solicit or attempt to solicit on his own behalf or on behalf of any business engaged in the Restricted Business, any person or entity who, as of the date of this Agreement or at any time during the Term, is or was a customer or supplier to any of the Caremark Parties or is an actively sought prospective customer or supplier of any of the Caremark Parties.

(f) Noncompetition. Officer hereby covenants and agrees that he will not, within the Territory and during the Restricted Period, either directly or indirectly, on his own behalf or in the service or on behalf of others, engage in, establish, have any equity or profit interest in, make any loan to or for the benefit of, or render services (of any product development or design, financial, operations, advertising, marketing, sales, administrative, logistics, supervisory, strategic planning, management or consulting nature) to any business, entity or individual engaged in the Restricted Business.

Notwithstanding anything in this Section 6 to the contrary, nothing herein shall prohibit Officer, in the aggregate, from owning or acquiring a passive investment of one percent (1%) or less of the issued and outstanding capital stock of a publicly-held corporation or organization engaged in the Restricted Business in the Territory, provided that Officer does not, directly or indirectly, participate in the management or operation of such publicly-held corporation or organization.

(g) State Law. The restrictions set forth in Sections 6(a) and (b) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. This Agreement shall not be interpreted as diminishing or otherwise limiting Employer’s right under applicable state law to protect its trade secrets and confidential information.

7. Return of Materials. Upon termination of this Agreement, Officer will deliver to Employer all memoranda, notes, records, manuals or other documents (including, but not limited to, written instruments, voice or data recordings, computer tapes, disks or files of any nature), including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the businesses of the Caremark Parties or containing Trade Secrets or Confidential Information, whether made or compiled by Officer or otherwise made available to Officer.

8. Reasonable and Necessary Restrictions. Officer acknowledges that the restrictions, prohibitions and other provisions in Section 6, including the definitions of Restricted Business, Restricted Period and Territory, are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of Employer, and are a material inducement to Employer to enter into this Agreement. Officer covenants that he will not challenge the enforceability of this Agreement nor will he raise any equitable defense to its enforcement.

9. Specific Performance. Officer acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that Employer will likely have no adequate remedy at law if he fails to perform any of those obligations. Officer therefore confirms that Employer has the right to specific performance of the terms of this Agreement and that this right is essential to protect the rights and interests of Employer and to protect the benefit of Employer’s bargain with Officer. Accordingly, in addition to any other remedies that Employer may have at law or in equity, Employer shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by Officer and the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Officer.

10. Survival. All rights and obligations of Employer and Officer under this Agreement shall cease upon termination of this Agreement, except the obligations of the parties set forth in Sections 5, 6, 7, 8, 9 and 10 hereof shall survive termination of this Agreement.

11. Miscellaneous.

(a) Succession. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. The obligations and duties of Officer under this Agreement are personal and not assignable.

(b) Notices. Any notice, request, instruction or other document to be given under this Agreement by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or sent by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

If to Officer:

Mr. William R. Spalding, Esq.

Caremark Rx, Inc.

211 Commerce Street

Suite 800

Nashville, TN 37201

If to Employer:

Caremark Rx, Inc.

211 Commerce Street

Suite 800

Nashville, Tennessee 37201

Attn.: Chief Executive Officer

with a copy to General Counsel

or to such other place as either party may designate as to itself by written notice to the other.

(c) Waiver; Amendment. No provision of this Agreement may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties.

(d) Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Tennessee, without regard to Tennessee’s choice of law rules.

(e) Arbitration. Any disputes or controversies arising under this Agreement shall be settled by arbitration in Nashville, Tennessee in accordance with the rules of the American Arbitration Association relating to the arbitration of commercial disputes. The determination and findings of such arbitrators shall be final and binding on all parties and may be enforced, if necessary, in the courts of the State of Tennessee.

(f) Captions. Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provisions of this Agreement.

(g) Entire Agreement. This Agreement, and the other documents and agreements referenced herein, represent the entire agreement of the parties relating to the subject matter hereof.

(h) Severability. If this Agreement shall for any reason be or become unenforceable by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect and, if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CAREMARK RX, INC.

/s/ E. Mac Crawford	/s/ William R. Spalding
E. Mac Crawford	William R. Spalding
Chairman, President and CEO